SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES AND EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  July 27, 1999


               Filene's Basement Corp.
(Exact name of registrant as specified in its charter)



       Massachusetts             0-19149            04-3016733
(State or other juris-        (Commission          (IRS Employer
diction of incorporation)        File No.)      Identification No.)


40 Walnut Street
Wellesley, Massachusetts                             02481
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code  (617) 348-7000



                          Not Applicable
   (Former name or former address, if changed since last report)


Item 5.   Other Events.

Filene's Basement Corp. (NASDAQ:BSMT) announced today that the Company has closed on a new $125 million revolving credit facility with GE Capital and Paragon Capital LLC. The Company intends to use the proceeds of the financing to facilitate the expansion of its new Aisle 3 stores and continue repositioning its core Filene's Basement division business.

"Expanding our credit facility with GE Capital and Paragon Capital is a major step for Filene's Basement and reflects the progress we are making in repositioning the Company. GE Capital's retail financing expertise and institutional strength combined with Paragon's merchant and retail perspective, have provided us an opportunity which will allow the Basement to aggressively execute its business strategy," said Sam Gerson, Chairman and CEO of Filene's Basement.

In addition to providing added liquidity, the financing will allow Filene's Basement to move ahead more quickly with the expansion of its recently introduced Aisle 3 weekend only stores. The credit facility will also be used as part of ongoing efforts to increase efficiencies and raise productivity in the core Filene's Basement division business.

With assets of over $300 billion, GE Capital is a global, diversified financial services company with 27 specialized businesses. A wholly-owned subsidiary of General Electric company, GE Capital, based in Stamford, CT., provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

Paragon Capital, based in Needham, Mass., is an asset-based lender to retailers throughout North America. Paragon is a partnership between one of America's premier "boutique" asset valuation firms, the Ozer Group LLC of Needham, Mass., and a leader in the asset-based lending industry, Foothill Capital Corporation of Los Angeles. Foothill is a subsidiary of Wells Fargo & Company, a $200 billion financial services company.

Filene's Basement corp. operates stores 51 traditional Filene's basement stores and four Aisle 3 weekend warehouse stores, primarily in the Northeast and Midwest. Filene's Basement operates stores that offer a focused, quality, branded assortment of men's and women's apparel at prices generally 20-60% below department and specialty store regular prices.


Item 7.   Financial Statements and Exhibits.

               (c)  Exhibits

Exhibit No.                                  Exhibit

     4.1 Credit agreement, dated July 26, 1999, among Filene's Basement, Inc. as borrower, the other credit parties signatory hereto, as credit parties, the lenders signatory hereto from time to time, as lenders, Paragon Capital LLC, as oversight agent, and General Electric Capital Corporation, as agent.


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 1999            Filene's Basement Corp.



                              By:__/s/ Steven R. Siegel___________
                                   Name: Steven R. Siegel
                                   Title: Executive Vice President